Exhibit 99.1

VICON COMPLETES MERGER WITH IQINVISION AND ANNOUNCES PAYMENT DATE FOR SPECIAL CASH DIVIDEND

Edgewood, NY - August 29, 2014 - Vicon Industries, Inc. (VII: NYSE-MKT) (“Vicon”), a designer and producer of video security and surveillance systems, said today that it has completed the previously announced merger with IQinVision, Inc. (“IQinVision”), a designer and producer of high performance HD/megapixel IP cameras. The merger creates a global market leader of integrated solutions to the video security market.
Today’s announcement follows shareholder approval of the issuance of Vicon common stock in connection with the merger by the Vicon shareholders at their Annual Meeting held on August 28, 2014 and of the Merger Agreement and the transactions contemplated thereby by the IQinVision shareholders by written consent.
As a result of the merger, the shareholders of Vicon and IQinVision each own approximately 50% of the outstanding shares of common stock of Vicon.
Vicon Chairman and CEO Ken Darby said of the merger, “we are delighted to join forces with IQinVision. The combination of highly regarded brands within the security industry allows us to bring a compelling and completely proprietary video solution to our customers”.
The board of directors of Vicon following the merger consists of three continuing directors of Vicon (Messrs. Kenneth M. Darby, Arthur D. Roche and Julian A. Tiedemann) and three directors designated by IQinVision (Mr. Charles Chestnutt, Ms. Gioia Messinger and Mr. Joseph Budano).
Vicon also announced today that it has set a payment date of September 12, 2014 for the special cash dividend of $0.55 per common share payable to Vicon shareholders of record as of the close of business on July 11, 2014, which was previously announced, but conditioned upon the closing of the merger.

Vicon Forward-Looking Statements

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “will”; “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; “should”; or similar statements are forward-looking statements. Such statements include, but are not limited to those referring to the expected synergies from the merger. Vicon disclaims any intent or obligation to update these forward-looking statements. Risks and uncertainties include, among others, risks detailed from time to time in Vicon’s Form 10-K under the caption “Risk Factors” and in its other reports filed with the U.S. Securities and Exchange Commission, including the proxy statement/prospectus/consent solicitation filed by Vicon with the SEC on July 17, 2014. Copies of Vicon’s public disclosure filings are available from its investor relations department and its website under the investor relations tab at http://www.vicon-security.com.